EXHIBIT 99

                       PRESS RELEASE DATED APRIL 29, 1997

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            55 Union Boulevard - P.O. Box 269 - Totowa, NJ 07511-0269
                   Phone: (201) 942-1111 - Fax: (201) 942-6830

                              FOR IMMEDIATE RELEASE

                            CONTACT: George E. Irwin
                                    President

                                  SYMBOL: GFLS


           Totowa, NJ, April 29, 1997 - Greater Community Bancorp of Totowa, NJ reports a correction to its per share earnings previously reported on January 22, 1997 for the fiscal year ended December 31, 1996.

                               As previously reported             $1.11
                               As revised                         $ .97

           The Company's previously announced net earnings for the fiscal year ended December 31, 1996 of $2,337,000 remain unchanged. In addition, the Company's previously announced net earnings and earnings per share for the quarter ended March 31, 1997, remain unchanged.

           In connection with the final release and audit of the Company's 1996 financial statements, the Company's independent public accountants and management determined that the weighted average common shares used in determining the Company's previous per share amount was required to be adjusted, primarily to reflect the dilutive effect of the potential exercise of stock options. This adjustment caused the downward revision to the earnings per share amount for the fiscal year ended December 31, 1996.

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